Exhibit 99.1

VerifyMe Reports Record Revenue Growth for the Third

Quarter 2021

•	Record Quarterly revenues of $300 Thousand, an increase of 197% compared to Q3 2020
•	Record Reported Diluted EPS of $0.95
•	Cash of $10.6 Million and Equity Investment of $10.8 Million as of September 30, 2021
•	Repurchased 69,836 shares at an average price of $3.38 per share in the third quarter of 2021

Rochester, NY – PRNewswire – November 10, 2021 – VerifyMe, Inc. (NASDAQ: VRME) (“VerifyMe,” “we,” “our,” or the “Company”), providing brands authenticity testing, supply chain monitoring and connecting brand owners with consumers using unique consumer engagement smartphone readable codes, today announced the Company's financial results for the third quarter ended September 30, 2021 (“Q3 2021”).

Key Financial Highlights for Q3 2021:

•	Revenues of $300 thousand for the three months ended September 30, 2021, increased by 197% compared to $101 thousand for the three months ended September 30, 2020
•	Net income of $7.2 million or $0.95 fully diluted earnings per share for the three months ended September 30, 2021, compared to a net loss of $983 thousand or ($0.18) fully diluted loss per share for the three months ended September 30, 2020
•	Other income reflects a $8.2 million gain on equity investment that was recognized in the three months ended September 30, 2021, from our co-sponsorship of a SPAC earlier this year
•	Adjusted EBITDA, a non-GAAP financial measure, loss of $624 thousand for the three months ended September 30, 2021, compared to an adjusted EBITDA loss of $648 thousand for the three months ended September 30, 2020
•	Share repurchase of 69,836 and 137,352 in the third quarter of 2021 and year to date 2021 respectively both at an average price of $3.38 per share and approximately $1.0 million remaining under the share repurchase plan
•	Cash balance of $10.6 million on September 30, 2021

Scott Greenberg, VerifyMe’s Chairman of the Board of Directors, stated, “we are extremely pleased with our record revenue results for the quarter. We are beginning to see the benefits of our investment in our sales team and continue to be excited about our potential opportunities. The Company is focused on turning these opportunities into revenue generating contracts.”

In addition, Scott Greenberg stated, “The fair value gain of $8.2 million from our co-sponsorship and equity investment in the SPAC – G3 VRM Acquisition Corp (NASDAQ: GGGV) led to our first positive earnings quarter in the history of the company and gives the shareholder a significant asset. The company has a strong balance sheet and is well positioned to buy back additional shares under the repurchase plan over the next several months.”

Patrick White, VerifyMe’s CEO stated, “Our shareholders should note that VerifyMe is much more than a world class counterfeit prevention company. VerifyMe now offers brands new consumer engagement technologies that help brands drive more sales and gather business intelligence by imbedding VerifyMe’s technology on their products. When a consumer uses their smartphone to read a VerifyMe code on a product, an authenticity test is processed. After the authenticity test is completed, the VerifyMe consumer engagement software connects the brand owner directly with the consumer. Through our platform, the brand owner can provide the customer special offers and discounts, videos, product information, marketing promotions, cross sell, gifts, etc. This process helps a brand owner turn a previously “unknown” customer into a “known” customer that the brand can then cultivate and build a relationship with."

White continued: “It’s also important to understand that VerifyMe’s new brand engagement technologies have higher per unit pricing than our traditional authenticity products, which we anticipate will equate to larger sales. Our current customers now generate an expected annualized seven figure base of sales that we expect will carry into 2022, and beyond. Going forward we expect to build upon that base with key wins from large prospects that we are engaged with that are in the mature stage of the sales cycle.”

Recent Business Highlights

On September 30, 2021, we announced that we will be hosting an Investor Day on November 18, 2021. Pre-registration is required for this event. Investors and research analysts who are interested in attending can register for the event at https://services.choruscall.com/mediaframe/webcast.html?webcastid=ZXC71sAf.

Financial Results for the Three Months Ended September 30, 2021:

Revenue for the three months ended September 30, 2021, was $300 thousand, a 197% increase as compared to $101 thousand for the three months ended September 30, 2020. The increase in revenue is primarily related to increased use of our security printing and authentication serialization technology and a new order with a cannabis company using our unique smart phone readable codes which allow it to connect directly with its customer base.

Gross profit for the three months ended September 30, 2021, was $186 thousand, compared to $82 thousand for the three months ended September 30, 2020. The resulting gross margin was 62% for the three months ended September 30, 2021, compared to 81% for the three months ended September 30, 2020. The decrease in our gross profit margin relates to a shift in product mix, with an increase in the use of our secure track and trace serialization technology and customer engagement products. We believe our high gross profit margins demonstrate our business model’s ability to generate profitable growth.

Operating loss for the three months ended September 30, 2021, was $1,025 thousand, an increase of $42 thousand compared to $983 thousand for the three months ended September 30, 2020. The increase is primarily related to a $60 thousand increase in share-based compensation and a $60 thousand increase in salaries and number of employees; partially offset by the increase of $104 thousand in gross profit.

Our net income for the three months ended September 30, 2021, increased by $8,172 thousand to $7,189 thousand compared to a net loss of $983 thousand for the three months ended September 30, 2020. The increase was primarily due to the fair value gain on our equity investment in the SPAC -G3 VRM Acquisition Corp contributing a fair value gain of $8,214 thousand. The resulting earnings per share for the three months ended September 30, 2021, was $0.95 per diluted share, compared to a loss per share of ($0.18) per diluted share for the three months ended September 30, 2020.

Adjusted EBITDA loss for the three months ended September 30, 2021, was $624 thousand, a decreased loss of $24 thousand, compared to $648 thousand for the three months ended September 30, 2020. Adjusted EBITDA is a non-GAAP financial measure. Please see “Use of Non-GAAP Financial Measure for a discussion of this non-GAAP measure. A reconciliation to the most directly comparable GAAP measure, net income (loss), is included as a schedule to this release.

At September 30, 2021, VerifyMe has a strong balance sheet with $10.6 million cash balance, $10.8 million equity investment and no debt.

As of September 30, 2021, VerifyMe has 7,440,546 shares issued and 7,296,183 outstanding.

About VerifyMe, Inc.

VerifyMe, Inc. (NASDAQ: VRME), is a technology solutions provider specializing in products to connect brands with consumers. VerifyMe technologies give brand owners the ability to gather business intelligence while engaging directly with their consumers. VerifyMe technologies also provide brand protection and supply chain functions such as counterfeit prevention, authentication, serialization, and track and trace features for labels, packaging and products. To learn more, visit www.verifyme.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements regarding revenue opportunities, commercialization efforts, our sales pipeline and opportunities, and co-sponsorship of G3 VRM Acquisition Corp. The words "believe," "may," “estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the impact of the COVID-19 pandemic, intellectual property litigation, the successful development of our sales and marketing capabilities, our ability to retain key management personnel, our ability to work with partners in selling our technologies to businesses, production difficulties, our inability to enter into contracts and arrangements with future partners, issues which may affect the reluctance of large companies to change their purchasing of products, acceptance of our technologies and the efficiency of our authenticators in the field. These risk factors and uncertainties include those more fully described in VerifyMe’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Use of Non-GAAP Financial Measures

This press release includes both financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to and should not be considered as alternatives to any other GAAP financial measures. They may not be indicative of the historical operating results of VerifyMe nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

VerifyMe’s management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The Company believes that both management and shareholders benefit from referring to EBITDA and Adjusted EBITDA in planning, forecasting and analyzing future periods. The Company’s management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. The Company’s management recognizes that EBITDA and Adjusted EBITDA, as non-GAAP financial measures, have inherent limitations because of the described excluded items.

The Company defines EBITDA as net income before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation and the fair value of options, restricted stock awards, restricted stock units, and warrants issued in exchange for services, and fair value gain on equity investment. VerifyMe believes EBITDA and Adjusted EBITDA are important measures of VerifyMe’s operating performance because they allow management, investors and analysts to evaluate and assess VerifyMe’s core operating results from period-to-period after removing the impact of items of a non-operational nature that affect comparability.

A reconciliation of EBITDA and Adjusted EBITDA to the most comparable financial measure, net loss, calculated in accordance with GAAP is included in this press release. The Company believes that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between VerifyMe and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

For Licensing or Other Information Contact:

Company: VerifyMe, Inc.

Email: IR@verifyme.com

Website: http://www.verifyme.com

VerifyMe, Inc.

Balance Sheets

(In thousands, except share data)

	As of
	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$10,630	$7,939
Accounts Receivable	319	31
Prepaid expenses and other current assets	111	177
Inventory	48	54
TOTAL CURRENT ASSETS	11,108	8,201

INVESTMENTS
Equity Investment	10,806	-

PROPERTY AND EQUIPMENT
Equipment for lease, net of accumulated amortization of
$88 as of September 30, 2021 and $50 December 31, 2020, respectively	207	200
Office Equipment, net of accumulated amortization of
$1 and $0 as of September 30, 2021 and December 31, 2020, respectively	8	-

INTANGIBLE ASSETS
Patents and Trademarks, net of accumulated amortization of
$345 and $320 as of September 30, 2021 and December 31, 2020, respectively	328	293
Capitalized Software Costs, net of accumulated amortization of
$40 and $20 as of September 30, 2021 and December 31, 2020, respectively	143	80
TOTAL ASSETS	$22,600	$8,774

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other accrued expenses	$434	$383
TOTAL CURRENT LIABILITIES	434	383

NON-CURRENT LIABILITIES
Term Note	$-	$72
Other Long Term Liabilities	9	-

TOTAL LIABILITIES	$443	$455

STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock, $.001 par value, 37,564,767 shares authorized; 0 shares issued and outstanding as of September 30, 2021 and
0 shares issued and outstanding as of December 31, 2020	-	-

Series B Convertible Preferred Stock, $.001 par value; 85 shares
authorized; 0.85 shares issued and outstanding as of September 30, 2021 and	-	-
December 31, 2020, respectively

Common stock, $.001 par value; 675,000,000 authorized; 7,440,546 and 5,603,888 issued, 7,296,183 and 5,596,877 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	7	6

Additional paid in capital	85,784	76,099

Treasury stock as cost; 144,363 and 7,011 shares at September 30, 2021 and December 31, 2020, respectively	(577)	(113)

Accumulated deficit	(63,057)	(67,673)

STOCKHOLDERS' EQUITY	22,157	8,319

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,600	$8,774

VerifyMe, Inc.

Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

NET REVENUE
Sales	$300	$101	$612	$268

COST OF SALES	114	19	183	49

GROSS PROFIT	186	82	429	219

OPERATING EXPENSES
General and administrative (a)	636	550	2,320	1,520
Legal and accounting	74	98	288	235
Corporate payroll expenses (a)	194	117	621	436
Research and development	8	7	25	7
Sales and marketing (a)	299	293	843	415
Total Operating expenses	1,211	1,065	4,097	2,613

LOSS BEFORE OTHER INCOME (EXPENSE)	(1,025)	(983)	(3,668)	(2,394)

OTHER INCOME (EXPENSE), NET
Interest income (expenses), net	1	-	1	(2,054)
Fair value gain on equity investment	8,214	-	8,214	-
Loss on extinguishment of debt	-	-	-	(280)
Payroll Protection Program Debt Forgiveness	-	-	70	-
Income Tax Expense	(1)	-	(1)	-
TOTAL OTHER INCOME (EXPENSE), NET	8,214	-	8,284	(2,334)

NET INCOME/(LOSS)	$7,189	$(983)	$4,616	$(4,728)

EARNINGS/(LOSS) PER SHARE
BASIC	$0.99	$(0.18)	$0.65	$(1.38)
DILUTED	$0.95	$(0.18)	$0.63	$(1.38)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING
BASIC	7,290,975	5,488,111	7,078,046	3,436,805
DILUTED	7,570,985	5,488,111	7,335,268	3,436,805

(a)	Includes share-based compensation of $372 thousand and $1,379 thousand for the three and nine months ended September 30, 2021, respectively, and $311 thousand and $1,000 thousand for the three and nine months ended September 30, 2020, respectively.

 VerifyMe, Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine months ended September 30,

ADJUSTED EBITDA (Non-GAAP)	2021	2020	2021	2020

Net Income (Loss)	$7,189	$(983)	$4,616	$(4,728)

Interest expenses (income), net	(1)	-	(1)	2,054

Loss on extinguishment of Debt	-	-	-	280
Payroll Protection Program Debt Forgiveness	-	-	(70)	-
Amortization and depreciation	29	23	84	70

Income tax expense	1	-	1	-

Total EBITDA (Non-GAAP)	7,218	(960)	4,630	(2,324)

Adjustments:

Stock based compensation	21	12	44	62

Fair value of options issued in exchange for services	-	158	85	643

Fair value of restricted stock and restricted stock units issued in exchange for services	351	142	1,250	241
Fair value of warrants in exchange for services	-	-	-	54
Fair value gain on equity investment	(8,214)	-	(8,214)	-

Total Adjusted EBITDA (Non-GAAP)	$(624)	$(648)	$(2,205)	$(1,324)